Exhibit (a)(9)

Gehl Company / Manitou Planned Merger Gehl Europe Employee Q & A

Q.	Why did the Gehl Company Board of Directors decide to sell to Manitou instead of continuing as an independent company?
A.	The merger with Manitou is an opportunity that offers us a number of great synergies. Our well established distribution network offers Manitou an opportunity to further advance their presence in the North American marketplace. We instantly become part of a much larger organization with improved access to capital and markets. Our ability to compete with some of the larger players in our market space is greatly improved.

Q.	Why Manitou?
A.	As you know, we have had a good relationship with Manitou dating back to 2004, including, but not limited to, both distribution and manufacturing rights. Manitou is our largest shareholder. Marcel Claude Braud (pronounced “bro”) is a member of our Board of Directors and we have already worked with Manitou employees on several joint projects. Manitou sees Gehl Company as a very complementary addition to products and talent. So, our good relationship becomes a GREAT relationship. It is believed that the combined value of the two companies will be greater than the sum of their value if operated separately.

Q.	How closely held is Manitou?
A.	The Braud family owns approximately 61.5% of the shares of Manitou. The Braud family has been involved with Manitou company since its founding 50 years ago.

Q.	What does the word Manitou mean?
A.	It means “handles all.”

Q.	Does this mean we are no longer publicly traded?
A.	Gehl Company will no longer be publicly traded. We will become a wholly-owned subsidiary of Manitou BF S.A. which is traded on the Paris exchange under ticker symbol MTU.PA.

Q.	Why is this good for our employees and for our dealers?
A.	By joining forces, we believe we will capture many synergies the combined organization has to offer. Our dealers and their customers all benefit from an expanded product line and our ability to leverage cost opportunities in our supply chain. When our dealers and their customers benefit, their businesses prosper. When their businesses prosper and our business grows, our employees prosper through greater career opportunities. It is a win-win proposition.

Q.	What will happen to the Gehl brand name?
A.	One of the really valuable assets of Gehl Company is the brand equity that we have developed in the marketplace over many years of hard work. This is true of not only the Gehl brand, but also of our other powerful brands including Mustang and Edge. We have every reason to believe, and Manitou has not given us reason to think otherwise, that we will continue to market Gehl, Mustang, and Edge branded products in the same manner we do today.

Gehl Company / Manitou Planned Merger Gehl Europe Employee Q & A

Q.	What will happen to the new office building in West Bend?
A.	We will move into the new R&D center and corporate office building as planned. Currently, we expect to complete construction and move into the new R&D center by the end of 2008 and settle into the new corporate office building in June of 2009.

Q.	Will there be any changes to production in the Madison and Yankton plants?
A.	There are no planned changes. Our state-of-the-art manufacturing capabilities in our South Dakota facilities are a strategic component of the new, combined organization.

Q.	Is there any planned reduction in the workforce as a result of the planned merger?
A.	No.

Q.	Will we continue to engineer our own products?
A.	We plan to move into the new state-of-the-art R&D center as planned. We anticipate engineering our own products. However, we will have the benefit of collaborating with Manitou’s strong engineering organization.

Q.	What happens to our Outside Manufacturing Process (OMP) relationships?
A.	We remain an important customer to our key OMP suppliers. We do not expect to see any near-term changes resultant of the merger.

Q.	Will the Gehl Foundation scholarship cease after the planned merger?
A.	The Gehl Foundation is a separate entity funded by an endowment fund. There are no plans to curtail the scholarship program at this time.

On September 8, 2008, the tender offer formally commenced, and the Offer to Purchase was mailed to shareholders of Gehl Company, beginning on September 8, 2008. The information contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Gehl Company. Manitou BF S.A. and Tenedor Corporation have filed a Tender Offer Statement and a Rule 13e-3 Transaction Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer and the merger, and Gehl Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 and a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the tender offer and the merger. Manitou BF S.A. and Tenedor Corporation are mailing the Offer to Purchase, the Schedule 14D-9, the letter of transmittal and selected materials to the shareholders of Gehl Company, beginning on September 8, 2008. These documents filed by Manitou, Tenedor Corporation and Gehl contain important information about the tender offer and shareholders of Gehl Company are urged to read carefully both these documents and documents that will be filed in the future by Manitou, Tenedor Corporation and Gehl with the Securities and Exchange Commission in connection with the tender offer and the merger. Shareholders of Gehl Company may obtain a free copy of these documents at www.gehl.com, and the website maintained by the Securities and Exchange Commission at http://www.sec.gov.